mobiclear

April 12, 2008


Mr. Simoun Ung
27th Floor, Chatham House
116 Valero Street
Salcedo Village
Makati City
Philippines  1227


Re: Appointment to Board of Directors - Amendment

On December 1, 2007 Mobiclear offered you an appointment to their Board of Directors which you accepted. As part of this appointment Mobiclear offered you shares of Mobiclear equivalent to 1% of the issued and outstanding shares as of the date of acceptance and options to purchase up to 4% of the issued and outstanding shares as of the date of acceptance.

Pursuant to this agreement you have i) been issued 4,520,000 fully paid and non-assessable common shares of Mobiclear and ii) been granted options to purchase 18,082,000 common shares of Mobiclear, exercisable at $0.014 per share until December 1, 2010.

This amendment is to confirm that Mobiclear has fulfilled its obligations to i) issue to you common shares equivalent to 1% of issued and outstanding shares as at the date of acceptance and ii) grant you options to purchase up to 4% of the issued and outstanding shares as of the date of acceptance.

If you are in agreement with this please sign and return one signed copy of this amendment.

Yours truly,
Mobiclear, Inc.

/s/

Lim Wong, Chairman


I am in agreement with this amendment and that Mobiclear has fulfilled its obligations to issued to me i) 1% of the issued and outstanding common shares and ii) options to purchase up to 4% of the issued and outstanding common shares.



/s/__________________________                                  4/12/08
   Simoun Ung                                                    Date



         mobiclear, inc., 140 broadway, 46th floor, new york, ny, 10005